SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC 20549


                            FORM 8-K

                        CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of report (Date of earliest event reported) June 27, 2000


                     Brunswick Corporation
     (Exact name of registrant as specified in its charter)

                            Delaware
         (State or other jurisdiction of incorporation)

             1-1043                          36-0848180
     (Commission File Number)   (IRS Employer Identification No.)

     1 North Field Court, Lake Forest, Illinois  60045-4811
      (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code (847) 735-4700


 (Former name or former address, if changed since last report.)









Item 5.   Other Events

     On June 27, 2000, the Company announced that George W. Buckley had been elected chairman of the board and chief executive officer. Mr. Buckley previously served as the Company's president and chief operating officer and a director of the Company. He succeeds Peter
N. Larson who had served as chairman and chief executive officer since 1995.

     In addition, the Company announced its intention to divest its bicycle, camping and fishing businesses and that it expects to record charges related to discontinued operations of approximately $190 million, after tax, in the second quarter. The $190 million in charges will include losses from discontinued operations for the current quarter and estimates of operating losses in future quarters; asset write-downs; the write off of goodwill; severance costs; legal, banking and audit fees; and other costs related to the disposition of the businesses.

     Sales from the businesses to be divested totaled $478 million in 1999, or 11 percent of the $4.28 billion reported by the Company last year. These include Mongoose and Roadmaster bicycles, American Camper, and Zebco and Quantum fishing reels and reel-rod combinations. The Company expects to report diluted earnings per share from continuing operations of $0.97 for the second quarter of 2000, excluding management transition expenses, up from $0.83 per diluted share in the second quarter a year ago.


Forward Looking Statements

     Certain statements in this Form 8-K are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to, the ability to dispose of the bicycle, camping and fishing businesses within the time, price and manner estimated; shifts in market demand for the company's products; competitive pricing pressures; inventory adjustments by major retailers; adverse domestic or foreign economic conditions; adverse weather conditions retarding sales of outdoor recreation products; and imports from Asia and increased competition from Asian competitors.


                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BRUNSWICK CORPORATION



DATE: June 30, 2000                By:   /s/ Dustan E. McCoy
                                   Name: Dustan E. McCoy
                                   Title:Vice President, Secretary
                                         and General Counsel